Exhibit 99.1

Central Garden & Pet Company Announces Record Fiscal Second Quarter Revenues and Profits

Fiscal 2Q 2018 sales increased 7.6% to $613.1 million; Organic sales up 6.1%

Fiscal 2Q 2018 diluted EPS increased to $0.86 vs. $0.67 in Fiscal 2Q 2017

WALNUT CREEK, Calif.--(BUSINESS WIRE)--May 7, 2018--Central Garden & Pet Company (NASDAQ: CENT) (NASDAQ: CENTA), a leading innovator, producer and distributor of branded and private label products for the lawn & garden and pet supplies markets, today announced financial results for its fiscal 2018 second quarter ended March 31, 2018.

Fiscal 2018 Second Quarter Financial Results

Total net sales increased 7.6% to $613.1 million compared to $569.9 million in the second quarter a year ago driven by solid organic growth in both the Garden and Pet segments. Organic sales increased 6.1%, benefiting from new product introductions, shelf space gains, and expanded distribution of both branded and private label products. Branded product sales of $497.6 million increased 8.8%, and sales of other manufacturers’ products of $115.5 million rose 2.5%. Gross margin of 31.7% declined 50 basis points compared to the second quarter a year ago, due in part to a shift in the mix of sales in the Pet segment, and an increase in certain raw materials and freight costs across the Company.

Second quarter operating income increased to $65.8 million from $63.9 million in the second quarter a year ago and operating margin decreased 50 basis points to 10.7%. Operating margin was negatively impacted by the decrease in gross margin, while SG&A as a percentage of sales remained flat at 21.0%.

Net income of $45.2 million increased 30.4% compared to $34.7 million in the second quarter a year ago, due to the revenue increase, a reduction in Federal tax rates, recent changes in accounting standards around non-cash equity compensation expense, and an increase in other income from the Company's joint venture investments. The impact of these changes more than offset an increase in interest expense of $3.7 million. Earnings per diluted share increased 28.4% to $0.86 from $0.67 in the second quarter a year ago.

"Central reported another quarter of solid results, and we are very pleased with the organic growth that we are driving," said George Roeth, President & CEO of Central Garden & Pet. "We are executing well in bringing new products to market and expanding distribution of existing products in channels where we are under-represented, all while providing significant value to both our customers and consumers." Roeth continued, "We experienced strong sell-in for the garden season this quarter. How consumer takeaway plays out in our third fiscal quarter will largely determine how much of this quarter's gain we retain."

Pet Segment Fiscal 2018 Second Quarter Results

Second quarter net sales for the Pet segment increased 7.8% to $321.7 million, from the same period a year ago, driven primarily by higher organic Pet sales, which increased 6.3%. Continued strength in the e-commerce and mass channels were primary drivers of the increase. The Pet segment’s second quarter branded product sales were $257.4 million, up 7.0% compared to a year ago, and sales of other manufacturers’ products were $64.3 million, an increase of 11.1%, driven primarily by growth at one large grocery customer where the Company is in the process of rolling out its new store-within-a-store operating concept.

The Pet segment’s operating income declined 5.4% compared to the second quarter a year ago to $32.8 million. Pet operating margin decreased to 10.2%, a decline of 140 basis points compared to the second quarter a year ago. A lower gross margin, impacted by an unfavorable sales mix, due in part to unfavorable weather for the animal health business, was a factor in the decline, as were higher logistics expenses in the Company's Pet distribution business related to the ramp up for expected volume gains.

Garden Segment Fiscal 2018 Second Quarter Results

Net sales for the Garden segment rose 7.3% to $291.4 million, including revenue from the Company's acquisition of Bell Nursery that closed in mid-March. Organic growth increased 5.8%. A strong load-in for the season, as well as favorable timing of orders vs. the prior year, drove the organic sales growth. Most major Garden business categories experienced increases, continuing to benefit from new products and expanded distribution of both branded and private label products. The Garden segment’s branded product sales were $240.2 million in the quarter, up 10.8% compared to the second quarter a year ago. Sales of other manufacturers’ products were down 6.6% to $51.2 million.

The Garden segment’s operating income in the quarter increased 10.3% to $50.7 million. Operating margin increased 50 basis points to 17.4% due to cost savings and production efficiencies. Both income and margin benefited in particular from stronger results in the grass seed business.

Year-to-date 2018 Operating Income, Net Earnings and EPS

For the six months ended March 31, 2018, the Company reported:

  Year-to-date sales of $1,055.1 million increased 6.6% compared with $989.4 million a year ago. Organic sales increased 4.0%.
  Gross margin increased 20 basis points to 30.9% compared to 30.7% in the first six months of fiscal 2017.
  Operating income of $88.3 million increased 5.4% or $4.5 million from $83.8 million in the first six months of 2017; non-GAAP operating income, excluding the sale of a distribution facility in the prior year, increased 8.0% to $88.3 million from $81.7 million.
  Operating margin of 8.4% decreased 10 basis points from 8.5% in the first six months of fiscal 2017. Non-GAAP operating margin of 8.4% increased 10 basis points from 8.3%.
  Net income rose 68.9% to $71.5 million from $42.3 million a year ago. Non-GAAP net income, which excludes the impact of the revaluation of the deferred tax amounts in fiscal 2018 and the gain from the sale of a distribution facility in 2017, was $55.1 million or an increase of 34.4% compared to $41.0 million in the first six months of 2017; and
  Diluted earnings per share of $1.36 rose 65.9% from $0.82 per share a year ago. Non-GAAP earnings per diluted share increased 32.9% to $1.05 from $0.79 in the first six months of 2017.

Additional Information

Other income in the second quarter of 2018 increased to $1.5 million of income from an expense of $1.0 million in the second quarter of 2017, due primarily to one joint venture which is seasonal in nature and was not in the second quarter results of the prior year.

The Company's cash balance at the end of the quarter increased to $132.3 million compared to $6.2 million in the second quarter a year ago. Total debt at March 31, 2018 was $691.1 million compared to $496.2 million at March 25, 2017. Net interest expense was $9.9 million for the second quarter compared to $6.8 million in the prior-year period. The increases are primarily due to the Company's issuance of $300 million of fixed income securities in December 2017. The Company's leverage ratio at the end of the second quarter, as defined in the Company's credit agreement, was 3.2x compared to 2.5x at the end of the prior year quarter.

The Company’s effective tax rate for the second quarter of 2018 was 20.3%, compared with 37.1% for the second quarter of 2017. The decrease reflects the reduction in the Federal tax rate and the impact from the changes in recent accounting standards around non-cash equity compensation expense.

2018 Guidance

The Company is raising its annual guidance and now expects non-GAAP earnings per fully-diluted share of $1.90 or higher for fiscal 2018, with the increase predominately due to the inclusion of the Bell Nursery acquisition, though there does remain uncertainty as to how the garden season will play out through the remainder of the fiscal year.

Conference Call

The Company will host a conference call today at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time to discuss its second quarter results. The conference call will be accessible via the internet through Central’s website, http://ir.central.com.

Alternatively, to listen to the call by telephone, dial (201) 689-8345 (domestic and international) using confirmation #13678235. A replay of the call will be available for three days by dialing (201) 612-7415 and entering confirmation #13678235.

About Central Garden & Pet

Central Garden & Pet Company is a leading innovator, producer and distributor of branded and private label products for the lawn & garden and pet supplies markets. Committed to new product innovation, our products are sold to specialty independent and mass retailers. Participating categories in Lawn & Garden include: Grass seed and the brands PENNINGTON®, and THE REBELS®; wild bird feed and the brand PENNINGTON®; weed and insect control and the brands AMDRO®, SEVIN®, and OVER-N-OUT®; fertilizer and the brands PENNINGTON® and IRONITE®; live plants from BELL NURSERY; and decorative outdoor patio products under the PENNINGTON® brand. We also provide a host of other regional and application-specific garden brands and supplies. Participating categories in Pet include: Animal health and the brands ADAMS™, COMFORT ZONE®, FARNAM®, HORSE HEALTH™ and VITAFLEX®; aquatics and reptile and the brands AQUEON®, CORALIFE®, SEGREST™ and ZILLA®; bird & small animal and the brands KAYTEE®, Forti-Diet® and CRITTER TRAIL®; and dog & cat and the brands TFH™, NYLABONE®, FOUR PAWS®, IMS®, CADET®, DMC™, K&H Pet Products™, PINNACLE® and AVODERM®. We also provide a host of other application-specific pet brands and supplies. Central Garden & Pet Company is based in Walnut Creek, California, and has almost 5,000 employees, primarily in North America. For additional information on Central Garden & Pet Company, including access to the Company's SEC filings, please visit the Company’s website at www.central.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts, expectations for future financial results and earnings guidance for fiscal 2018 are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. All forward-looking statements are based upon the Company’s current expectations and various assumptions. There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this release including, but not limited to, the following factors:

  seasonality and fluctuations in the Company’s operating results and cash flow;
  fluctuations in market prices for seeds and grains and other raw materials and the Company’s inability to pass through cost increases in a timely manner;
  adverse weather conditions;
  our dependence upon our key executives;
  the impact of new accounting regulations and the U.S. Tax Cuts and Jobs Act on the Company's tax rate;
  dependence on a small number of customers for a significant portion of our business;
  uncertainty about new product innovations and marketing programs; and
  competition in our industries.

These risks and others are described in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update these forward-looking statements to reflect new information, subsequent events or otherwise.

CENTRAL GARDEN & PET COMPANY CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except share and per share amounts) (Unaudited)

ASSETS	March 31, 2018	March 25, 2017	September 30, 2017
Current assets:
Cash and cash equivalents	$132,265	$6,169	$32,397
Restricted cash	13,948	10,988	12,645
Accounts receivable (less allowance for doubtful accounts of $20,976, $20,227 and $21,436)	395,151	343,202	237,868
Inventories	465,522	426,385	382,101
Prepaid expenses and other	26,677	23,610	18,045
Total current assets	1,033,563	810,354	683,056

Land, buildings, improvements and equipment—net	210,563	175,940	180,913
Goodwill	268,243	230,385	256,275
Other intangible assets—net	141,530	91,424	116,067
Other assets	50,064	60,361	70,595
Total	$1,703,963	$1,368,464	$1,306,906

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$150,975	$141,791	$103,283
Accrued expenses	116,414	101,421	116,549
Current portion of long-term debt	20	374	375
Total current liabilities	267,409	243,586	220,207

Long-term debt	691,084	495,870	395,278
Deferred taxes and other long-term obligations	40,368	34,517	54,279

Equity:
Common stock, $0.01 par value: 12,145,135, 12,176,787, and 12,160,023 shares outstanding at March 31, 2018, March 25, 2017 and September 30, 2017	121	122	122
Class A common stock, $0.01 par value: 38,171,595, 37,731,149 and 38,019,736 shares outstanding at March 31, 2018, March 25, 2017 and September 30, 2017	382	377	380
Class B stock, $0.01 par value: 1,652,262 shares outstanding	16	16	16
Additional paid-in capital	393,852	391,541	396,790
Accumulated earnings	310,810	202,822	239,329
Accumulated other comprehensive loss	(673)	(1,658)	(951)
Total Central Garden & Pet Company shareholders’ equity	704,508	593,220	635,686
Noncontrolling interest	594	1,271	1,456
Total equity	705,102	594,491	637,142
Total	$1,703,963	$1,368,464	$1,306,906

CENTRAL GARDEN & PET COMPANY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share amounts) (Unaudited)

	Three Months Ended		Six Months Ended
	March 31, 2018	March 25, 2017	March 31, 2018	March 25, 2017
Net sales	$613,094	$569,924	$1,055,105	$989,422
Cost of goods sold and occupancy	418,637	386,395	728,811	685,215
Gross profit	194,457	183,529	326,294	304,207
Selling, general and administrative expenses	128,671	119,669	237,987	220,409
Operating income	65,786	63,860	88,307	83,798
Interest expense	(10,575)	(6,830)	(17,980)	(13,703)
Interest income	693	8	880	46
Other income (expense)	1,505	(965)	(1,584)	(1,932)
Income before income taxes and noncontrolling interest	57,409	56,073	69,623	68,209
Income tax (benefit) expense	11,643	20,824	(2,593)	25,171
Income including noncontrolling interest	45,766	35,249	72,216	43,038
Net income attributable to noncontrolling interest	532	565	735	717
Net income attributable to Central Garden & Pet Company	$45,234	$34,684	$71,481	$42,321

Net income per share attributable to Central Garden & Pet Company:
Basic	$0.89	$0.69	$1.41	$0.85
Diluted	$0.86	$0.67	$1.36	$0.82

Weighted average shares used in the computation of net income per share:
Basic	50,871	50,079	50,816	49,872
Diluted	52,658	51,983	52,693	51,911

Use of Non-GAAP Financial Measures

We report our financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, to supplement the financial results prepared in accordance with GAAP, we use non-GAAP financial measures including non-GAAP operating income on a consolidated and segment basis and non-GAAP net income and diluted net income per share. Management believes these non-GAAP financial measures that exclude the impact of specific items (described below) may be useful to investors in their assessment of our ongoing operating performance and provide additional meaningful comparisons between current results and results in prior operating periods.

The reconciliations of these non-GAAP measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are shown in the tables below. We believe that the non-GAAP financial measures provide useful information to investors and other users of our financial statements, by allowing for greater transparency in the review of our financial and operating performance. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating our performance, and we believe these measures similarly may be useful to investors in evaluating our financial and operating performance and the trends in our business from management's point of view. While our management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace our GAAP financial results and should be read in conjunction with those GAAP results. We have not provided a reconciliation of non-GAAP guidance measures to the corresponding GAAP measures on a forward-looking basis, because such reconciliation cannot be done without unreasonable efforts due to the potential significant variability and limited visibility of the excluded items discussed below.

Non-GAAP financial measures reflect adjustments based on the following items:

  The U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Job Act (the "Tax Reform Act") in December 2017. We have excluded the transitional impact of the Tax Reform Act as the remeasurement of our deferred tax assets and liabilities does not reflect the ongoing impact of the lower U.S. statutory rate on our current year earnings.
  Gains or losses on disposals of significant plant assets: we have excluded the impact of gains or losses on the disposal of facilities as these represent infrequent transactions that impact comparability between operating periods. We believe the adjustment of these gains or losses supplements the GAAP information with a measure that may be used to help assess the sustainability of our continuing operating performance.
  Tax impact: the adjustment represents the impact of the tax effect of the pre-tax non-GAAP adjustments excluded from non-GAAP net income. The tax impact of the non-GAAP adjustments is calculated based on the consolidated effective tax rate on a GAAP basis, applied to the non-GAAP adjustments, unless the underlying item has a materially different tax treatment.
  We have also provided organic net sales, a non-GAAP measure that excludes the impact of businesses purchased or exited in the prior 12 months, because we believe it permits investors to better understand the performance of our historical business without the impact of recent acquisitions or dispositions.

From time to time in the future, there may be other items that we may exclude if we believe that doing so is consistent with the goal of providing useful information to investors and management.

The non-GAAP adjustments reflect the following:

(1)	Transitional impact of U.S. Tax Reform: As a result of the Tax Reform Act, during the first quarter of fiscal 2018, the Company recorded a provisional tax benefit of $16.3 million due to the remeasurement of its deferred tax assets and liabilities. We have excluded only this transitional impact and have not included in the adjustment the ongoing impact of the lower U.S. statutory rate on our current year earnings.
(2)	During the first quarter of fiscal 2017, we recorded a $2.0 million gain in our Garden segment from the sale of a distribution facility resulting from rationalizing our facilities to reduce excess capacity. This adjustment was recorded as part of selling, general and administrative costs in the condensed consolidated statements of operations.

Operating Income Reconciliation		GAAP to Non-GAAP Reconciliation (in thousands) For the Six Months Ended
		Consolidated		Garden
		March 31, 2018	March 25, 2017	March 31, 2018	March 25, 2017
GAAP operating income		$88,307	$83,798	$53,046	$48,681
Gain on sale of distribution facility	(2)	—	(2,050)	—	(2,050)
Non-GAAP operating income		$88,307	$81,748	$53,046	$46,631
GAAP operating margin		8.4%	8.5%	13.0%	12.6%
Non-GAAP operating margin		8.4%	8.3%	13.0%	12.0%

		GAAP to Non-GAAP Reconciliation (in thousands, except per share amounts) For the Six Months Ended
Net Income and Diluted Net Income Per Share Reconciliation		March 31, 2018	March 25, 2017
GAAP net income attributable to Central Garden & Pet		$71,481	$42,321
Gain on sale of distribution facility	(2)	—	(2,050)
Tax effect of sale of distribution facility adjustment		—	757
Tax effect of revaluation of deferred assets	(1)	16,343	—
Total impact on net income from non-GAAP adjustments		$16,343	$(1,293)
Non-GAAP net income attributable to Central Garden & Pet		$55,138	$41,028
GAAP diluted net income per share		$1.36	$0.82
Non-GAAP diluted net income per share		$1.05	$0.79
Shares used in GAAP and non-GAAP diluted net earnings per share calculation		52,693	51,911

Organic Net Sales Reconciliation

We have provided organic net sales, a non-GAAP measure that excludes the impact of recent acquisitions and dispositions, because we believe it permits investors to better understand the performance of our historical business. We define organic net sales as net sales from our historical business derived by excluding the net sales from businesses acquired or exited in the preceding 12 months. After an acquired business has been part of our consolidated results for 12 months, the change in net sales thereafter is considered part of the increase or decrease in organic net sales.

	GAAP to Non-GAAP Reconciliation (in millions) For the Three Months Ended March 31, 2018

	Consolidated		Pet Segment		Garden Segment
		Percent change		Percent change		Percent change

Reported net sales - Q2 FY18 (GAAP)	$613.1		$321.7		$291.4
Reported net sales - Q2 FY17 (GAAP)	569.9		298.4		271.5
Increase in net sales	43.2	7.6%	23.3	7.8%	19.9	7.3%
Effect of acquisition and divestitures on increase in net sales	8.6		4.4		4.2
Increase in organic net sales - Q2 2018	$34.6	6.1%	$18.9	6.3%	$15.7	5.8%

	GAAP to Non-GAAP Reconciliation (in millions) For the Six Months Ended March 31, 2018
	Consolidated		Pet Segment		Garden Segment
		Percent change		Percent change		Percent change
Reported net sales - Q2 FY18 (GAAP)	$1,055.1		$646.7		$408.4
Reported net sales - Q2 FY17 (GAAP)	989.4		602.4		387.0
Increase in net sales	65.7	6.6%	44.3	7.4%	21.4	5.5%
Effect of acquisition and divestitures on increase in net sales	26.3		22.1		4.2
Increase in organic net sales	$39.4	4.0%	$22.2	3.7%	$17.2	4.4%

CONTACT:
Central Garden & Pet Company
Steve Zenker, 925-948-3657
VP Finance - Investor Relations, FP&A, & Corporate Communications